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                                                                   EXHIBIT 10.19

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release (the "Agreement") is between INPUT/OUTPUT, INC., a Delaware corporation ("Company"), and Rex Reavis, a resident of Harris County, Texas ("Employee"), and is being presented to Employee on this 10th day of August, 2001.

         WHEREAS, Company and Employee desire to resolve any and all potential disputes, claims or causes of action arising out of Employee's employment with and separation from Company and its subsidiaries;

         Therefore, in consideration of the mutual promises and covenants contained herein, and effective the beginning of the eighth (8th) day after Employee's execution of this Agreement (the "Effective Date"), and so long as Employee does not revoke same during the prior seven (7) day period (the "Revocation Period"), the parties voluntarily agree as follows:

         1. Employee's separation from Company and its subsidiaries effective August 31, 2001 will be considered a voluntary resignation.

         2. a. Company will within 30 days of the Effective Date, pay to employee a severance payment of $95,376.00 to be paid in one lump sum. Employee acknowledges and agrees that the payments are in full and complete satisfaction of any and all liabilities or obligations the Company has or may have to Employee and that the payments represent something of value beyond anything to which he is entitled.

                  b. In the event the Company awards bonuses to its eligible management participants for the 2001 fiscal year pursuant to the Annual Incentive Plan, Employee will be eligible to participate in the plan on a pro-rata basis (8/12's) and receive a bonus payment.

                  c. The payments in paragraph 2a & b shall be subject to any and all applicable withholding and other employment taxes.

         3. Company will continue through August 31, 2002, subject to the provisions below, to provide to Employee, on the same basis as it provides to its existing employees, health, dental and vision insurance coverage. Such insurance coverage shall terminate upon the occurrence of the earlier of: (i) August 31, 2002, or (ii) Employee's commencement of employment with and eligibility for health and dental insurance coverage by another employer which provides substantially similar coverage to Employee under its health insurance plan. In the event that Employee is unable to obtain substantially similar coverage by August 31, 2002, then he shall be allowed to participate in the Company's COBRA plan pursuant to the requirements under the COBRA plan. Employee agrees, immediately upon his acceptance of employment, with another employer, to advise Company in writing of his acceptance of and the anticipated commencement date of such employment and eligibility for coverage. Any material breach by Employee of this Agreement will result in the termination of such insurance coverage effective the end of the month in which such breach occurs. Company will immediately notify Employee in writing of its intention to terminate such insurance coverage in the event it reasonably believes there exists such a material breach by Employee.



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August 10, 2001

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         4. For purposes of stock option vesting and Employee Stock Purchase
Plan (ESPP), Employee will be considered still employed with the Company as a Consultant through August 31, 2002. Stock Options will continue to vest up to August 31, 2002. Employee will have six months from August 31, 2002 to exercise any options that have vested. Employee will not be eligible to participate in the ESPP beyond December 31, 2001, the close of the current period.

         5. In exchange for the consideration described in paragraphs 2 through 4 above, and as a material inducement to Company to enter into this Agreement, except for the provisions of paragraph 8 below, Employee forever and unconditionally releases and discharges Company and any of its parent, subsidiary or affiliate companies or divisions and each of their owners, shareholders, directors, officers, employees, assigns, representatives or agents ("Releasees") from any and all claims, complaints or causes of action of any kind, including but not limited to those relating to or arising out of Employee's employment with Company and its subsidiaries and membership on or separation from the Boards of Directors of any subsidiaries of Company, and such release encompasses, but is not limited to, claims under local, state or federal law, alleged contract or tort claims or claims or causes of action arising under any federal, state or local statutes, including, but not limited to, Title VII, the Civil Rights Act of 1991, Section 1981, the Civil Rights Act of 1871, the Texas Commission on Human Rights Act and the Age Discrimination in Employment Act.

         6. Employee further agrees that he will not file any complaint, petition, or lawsuit or charge against Company or any of the Releasees with any local, state or federal court, except to enforce this Agreement. If Employee or anyone acting on his behalf files any such complaint, or if any such court assumes jurisdiction of any complaint against Employee or any of the Releasees regarding or involving Employee, he will request such court to withdraw from the matter and dismiss said action and if initiated or pursued by his or with his approval, will reimburse Company and/or the Releasees for all costs and attorneys' fees incurred as a result of such lawsuit.

         7. Company forever and unconditionally releases and discharges Employee, his heirs and assigns from any and all claims, complaints or causes of action they might have relating to or arising out of Employee's employment with Company, save and except any claims which might result from any gross misconduct by Employee. Gross misconduct as used herein shall mean conduct such as, but not limited to, misappropriation of property or dishonesty relating to Company's business.

         8. The Company shall indemnify Employee in any instance in which Employee is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he (i) was an officer, employee or agent of the Company or any of its direct or indirect wholly-owned subsidiaries, or (ii) while an officer, employee or agent of the Company or any of its direct or wholly-owned subsidiaries served at the request of the Company or any of its direct or indirect wholly-owned subsidiaries, as an officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable laws, provided that the Company shall not be obligated to indemnify Employee against any such action, suit or proceeding which is brought by Employee against the Company or any of its direct or indirect wholly-owned subsidiaries or the directors of the Company or any of its direct or indirect wholly-owned subsidiaries, other than an action brought by Employee to enforce his rights to indemnification hereunder, unless a majority of the board of directors of the Company shall have previously approved the bringing of such action, suit or proceeding.



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August 10, 2001



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         9. This Agreement shall not in any way be construed as an admission by
Company or the Releasees of any acts of illegal discrimination or violation of any statute, law or right whatsoever against Employee or any other person, but instead is entered into to ensure that the separation of employment is amicable.

         10. Employee agrees to return all company property which he received during his tenure of employment and which is within his possession, custody and control no later than the close of business on August 31, 2001. The term "company property" as referred to in this paragraph 10 shall include but is not limited to cellular phones, all keys, credit cards, security cards, personal computers, any and all files, and all mechanical or office equipment. Upon approval of Company, Employee shall have the right to purchase his laptop computer. Employee acknowledges and agrees that failure to return the company property as identified in this paragraph 10 shall constitute a material breach of this Agreement which shall entitle the Company to withhold all benefits and other consideration specified herein until Employee complies with this paragraph 10.

         11. All parties agree that they will keep the terms, amount and fact of this Agreement completely confidential, and that they will not make any public disparaging statements about the other, including any directors or employees of the Releasees.

         12. Employee acknowledges that the Company's employees are valuable to the Company's business and that information regarding the Company's employees, including without limitation information as to their background, training and compensation, is Confidential Information. Employee agrees that for a period not to exceed twenty-four (24) months from the Effective Date of this Agreement, he will not knowingly directly or indirectly solicit or otherwise induce or encourage any person in the employment of the Company or any consultant to the Company to terminate such employment or consulting arrangement or to accept employment or enter into any consulting agreement with anyone other than the Company.

         13. Further, Employee reaffirms the promises that he made to the Company in the Employee Patent and Confidential Information Agreement that he signed on July 1, 1998. Employee particularly acknowledges the binding effect of the nondisclosure and confidentiality provisions of such agreement, with regard to all confidential information which he received between July 1, 1998 and the Effective Date of this Agreement, and that such provisions continue to apply at all times after the Effective Date of this Agreement.

         14. Employee acknowledges, understands and agrees that Company will suffer immediate and irreparable harm if he fails to comply with any of his obligations under paragraphs 11, 12 and 13 of this Agreement, and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Employee agrees that Company shall, in addition to any other remedies available to them at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief to enforce the terms of paragraphs 11, 12 and 13 without the necessity of proving inadequacy of legal remedies or irreparable harm.

         15. As a further material inducement to enter into this Agreement, any party who breaches this Agreement must reimburse the non-breaching party for any and all loss, cost, damage or expense, including without limitation, attorneys' fees, arising out of any breach of this Agreement. In addition, any



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August 10, 2001



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breach of this Agreement will entitle the non-breaching party to seek injunctive relief and to recover any actual damages incurred as a result of said breach.

         16. Employee represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any prior representation made by Company or its agents, representatives or attorneys with regard to the subject matter of this Agreement.

         17. This Agreement shall be binding upon Employee and upon his heirs, administrators, representatives, executors, successors and assigns.

         18. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Texas and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against any of the parties). Venue for any cause of action necessitated by either party's material breach of the obligations hereunder shall be in Harris County, Texas.

         19. Should any provision of this Agreement be declared or be determined illegal and invalid, the validity of the remaining parts will not be affected.

         20. This Agreement, contains the entire agreement and supersedes any and all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and the employment of Employee by the Company, and, except as otherwise expressly set forth herein, any such prior agreements or understandings are hereby terminated. This Agreement may not be changed orally, but only by an amendment in writing signed by both parties.

         21. The parties agree that Employee may revoke this Agreement within seven (7) days from execution of this Agreement. Failure of Employee to revoke this Agreement during said seven (7) day Revocation Period shall mean it becomes binding on all parties at 12:01 a.m. of the eighth day after Employee executes same. Should Employee opt to revoke this Agreement during the said seven (7) day Revocation Period, none of the obligations of Company set forth in this Agreement shall become binding and shall be null and void. Employee shall give his notice of revocation to Company, in writing before 12:01 a.m. on the eighth day after Employee executes this Agreement. Written notice of revocation shall be delivered to Company at:

                  Input/Output, Inc.
                  12300 Charles Selecman Drive
                  Stafford, TX 77477
                  Attn:  Director of Human Resources

         22. By Employee's signature below, he represents and confirms that he:
(a) has read this Agreement carefully and completely, (b) has been given a period of at least twenty-one (21) days to consider and review this Agreement,
(c) has been informed of his right to consult with legal counsel and has had ample opportunity to do so, (d) understands all provisions contained in this Agreement, and (e) enters into the Agreement freely and voluntarily.

         23. This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.



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August 10, 2001



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         PLEASE READ CAREFULLY. THIS RELEASE AGREEMENT INCLUDES THE RELEASE OF
ALL KNOWN AND UNKNOWN CLAIMS.

                                     * * * *

EXECUTED on this _____ day of August, 2001 to be effective, if not revoked, on August 31, 2001.

                                    COMPANY:

                                    INPUT/OUTPUT, INC.


                                     By: /s/ TIM PROBERT

                                     Name: Tim Probert

                                     Title: President & Chief Executive Officer



                                     EMPLOYEE:

                                     /s/ REX REAVIS
                                     ------------------------------------------
                                     Rex Reavis



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August 10, 2001